Exhibit 99.1

American States Water Company Announces Appointment of
Stuart Harrison to Senior Vice President of ASUS

SAN DIMAS, California--(BUSINESS WIRE)--American States Water Company (NYSE:AWR) announces the appointment of Stuart Harrison to Senior Vice President of American States Utility Services, Inc. (“ASUS”) effective July 20, 2020. ASUS is a wholly-owned subsidiary of AWR providing operations, maintenance and construction management services for water distribution and wastewater collection and treatment facilities located on eleven military bases throughout the country under 50-year privatization contracts with the U.S. government.
Prior to joining ASUS, Mr. Harrison served as Senior Vice President – Infrastructure & Engineering for Amentum, a leading contractor which provides its federal government customers with essential services in mission support and equipment sustainment, information technology, nuclear and environmental remediation, and threat mitigation, along with other services. Amentum was formerly a division of AECOM before being sold to a private equity firm and renamed Amentum. Mr. Harrison had worked for Amentum/AECOM since 2011. Prior to Amentum/AECOM, he worked for Parsons Corporation from 2008 – 2011 serving as Vice President – Intelligence Community Programs. Previously, Mr. Harrison also held various positions in the U.S. Army that spanned approximately 25 years. Mr. Harrison has a Master of Arts in National Security and Strategic Studies from the U.S. Naval War College, a Master of Science in Environmental Engineering from Pennsylvania State University, and is a graduate of the U.S. Military Academy at West Point.
Commenting on the announcement, Robert J. Sprowls, President and Chief Executive Officer of both AWR and ASUS, said “We are pleased to have Stuart assume this key role at ASUS and help us continue to grow the contracted services business.  He is a very accomplished professional with a strong leadership background, and among other things, a proven business development track record working with the Department of Defense.”
About American States Water Company
American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc., serving over one million people in nine states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 261,000 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company distributes electricity to approximately 24,000 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution and wastewater collection and treatment facilities located on eleven military bases throughout the country under 50-year privatization contracts with the U.S. government.

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year for 65 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result.
CONTACT:
Eva G. Tang
Senior Vice President - Finance, Chief Financial
Officer, Corporate Secretary and Treasurer
(909) 394-3600, extension 707